Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-174454 on Form S-8 of our report dated March 2, 2012, relating to the consolidated financial statements of LinkedIn Corporation and its subsidiaries appearing in the Annual Report on Form 10-K of LinkedIn Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

San Jose, California
March 2, 2012